As filed with the Securities and Exchange Commission on October 17, 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Daktronics, Inc.

(Exact name of issuer as specified in its charter)

South Dakota	46-0306862
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

331 32nd Avenue

Brookings, South Dakota       57006

(Address of principal executive offices)       (zip code)

(605) 697-4000

(Registrant’s telephone number, including area code)

Daktronics, Inc. 2007 Stock Incentive Plan

(Full title of the plan)

William R. Retterath	Copy to:
Chief Financial Officer	Michele D. Vaillancourt
Daktronics, Inc.	Winthrop & Weinstine, P.A.
331 32nd Avenue South	225 South Sixth Street
Brookings, South Dakota 57006	Suite 3500
(Name and address of agent for service)	Minneapolis, Minnesota 55402
Telephone: (612) 604-6400
Facsimile: (612) 604-6800

(605) 697-4000

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale:

From time to time after the effective date of this registration statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, no par value(3)	4,000,000 shares	$30.48	$121,920,000	$3,743

(1)   The number of shares being registered consists of 27,322 shares of common stock subject to outstanding options and 3,184 shares of restricted stock issued under the Daktronics, Inc. 2007 Stock Incentive Plan

       ("2007 Plan") and 3,969,494 shares of common stock of Daktronics, Inc. reserved for issuance under the 2007        Plan

(2)   Pursuant to Rule 457(c) under the Securities Act of 1933, the offering price is equal to the average of the high and low sale prices of the common stock as of October 15, 2007 as reported on The NASDAQ Global Market.

(3)   Each share of common stock includes one preferred share purchase right.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants in the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.  Plan Information.

Not filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by Daktronics, Inc. (hereinafter “we,” “us” or the “Company”), are incorporated by reference in this registration statement:

a.

The description of our common stock contained in our Registration Statement on Form S-1 filed with the SEC on December 3, 1993 under the heading “Description of Securities – Common Stock”, as amended (File No. 33-72466);

b.	Our Annual Report on Form 10-K for the fiscal year ended April 28, 2007 filed with the SEC on June 22, 2007;

c.	Our Proxy Statement filed with the SEC on June 22, 2007;

d.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 28, 2007 filed with the SEC on August 20, 2007;

e.	Our Current Report on Form 8-K filed with the SEC on August 30, 2007; and

f.	All other reports filed by us with the SEC (but not furnished) pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after October 17, 2007.

  In addition, all reports and definitive proxy or information statements filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC) shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to Mr. William R. Retterath, our Chief Financial Officer, at our principal offices, 331 32nd Ave South, Brookings, South Dakota 57006, or by telephone at (605) 697-4000.

Item 4.  Description of Securities.

The shares of our common stock offered pursuant to this registration statement are registered under Section 12(g) of the Exchange Act.  The description of our common stock is incorporated by reference pursuant to Item 3.a. above.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The South Dakota Business Corporations Act (“SDBCA”) provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, we must indemnify our current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) acted in good faith, (ii) reasonably believed, (a) in the case of conduct in an official capacity, that the conduct was in the best interests of the company, and (b) in all other cases, that the conduct was at least not opposed to the best interests of the company, and, (iii) in the case of any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. This indemnification may be available for liabilities arising in connection with this offering. In addition, the SDBCA permits the Company to indemnify an officer or director against liability to any person for any action taken, or any failure to take any action, as a director or officer, except liability arising out of conduct that constitutes receipt of a financial benefit to which the officer or director is not entitled, an intentional infliction of harm on the Company or its shareholders, or an intentional violation of criminal law. The SDBCA also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article VI of our Bylaws and Article 8 of the our Articles of Incorporation provide that we will indemnify such persons to the fullest extent permitted by the SDBCA or any other applicable laws as may be in effect from time to time, and that the Company may indemnify other such persons, or such expenses and liabilities, in such manner, under such circumstances, as the Board of Directors may determine from time to time.

Section 7.3 of Article 7 of our Articles of Incorporation provides that the liability of our directors for money damages shall be limited to the fullest extent permitted by South Dakota law. Section 47-1A-202.1 of the SDBCA permits a corporation to provide that its directors will not be liable to the corporation or its shareholders for monetary damages for any action taken, or the failure to take any action, as directors, except for liability for receipt of a financial benefit by a director to which the director is not entitled; an intentional infliction of harm on the corporation or its shareholders; a violation of Section 47-1A-833.1 of the SDBCA (relating to unlawful distributions); or an intentional violation of criminal law.

In addition, under Section 47-1A-831 of the SDBCA, the registrant’s directors are not liable to it or its shareholders for any decision to take or not to take action, or any failure to take any action, as a director, unless it can be established that the provisions described in the immediately preceding paragraph do not preclude such liability and that the challenged conduct was the result of action not in good faith; a decision which the director did not reasonably believe to be in the Company’s best interests or as to which the director was not properly informed; a lack of objectivity due to the director’s familial, financial, or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct; a sustained failure of the director to devote attention to ongoing oversight of the business and affairs of the corporation, or a failure to devote timely attention, by making, or causing to be made, appropriate inquiry; or receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with the Company or its shareholders that is actionable under applicable law.

We maintain officers’ and directors’ liability insurance for the benefit of our officers and directors.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this Registration Statement on Form S-8 are described on the Exhibit Index to this registration statement, which is incorporated herein by reference.

Item 9.  Undertakings.

(a) Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the“Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initialbona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initialbona fide offering thereof.

(c)	Statement Required in Connection with Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota on October 17, 2007.

Daktronics, Inc.

By:	/s/ William R. Retterath
William R. Retterath
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James B. Morgan and William R. Retterath, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James B. Morgan	President, Chief Executive Officer and	October 17, 2007
James B. Morgan	Director (principal executive officer)

/s/ Aelred J. Kurtenbach	Chairman of the Board and Director	October 17, 2007
Aelred J. Kurtenbach

/s/ Byron J. Anderson	Director	October 17, 2007
Byron J. Anderson

/s/ Robert G. Dutcher	Director	October 17, 2007
Robert G. Dutcher

/s/ Nancy D. Frame	Director	October 17, 2007
Nancy D. Frame

/s/ Frank J. Kurtenbach	Director	October 17, 2007
Frank J. Kurtenbach

/s/ John L. Mulligan	Director	October 17, 2007
John L. Mulligan

/s/ Duane E. Sander	Director	October 17, 2007
Duane E. Sander

/s/ James A. Vellenga	Director	October 17, 2007
James A. Vellenga

/s/ William R. Retterath	Chief Financial Officer (principal	October 17, 2007
William R. Retterath	financial and principal accounting officer)

Exhibit Index

Exhibit No.	Description

4.1

The description of the Company’s common stock (incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the SEC on December 3, 1993 under the heading “Description of Securities – Common Stock,” as amended (File No. 33-72466));

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of common stock of the Company

23.1	Consent of Ernst & Young LLP

23.2	Consent of Winthrop & Weinstine, P.A. (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page).

99.1	Daktronics, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed with the SEC on August 22, 2007).